Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$4,649,000.00	100.00%	$4,649,000.00	$259.41(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $18,569.15 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $259.41 registration fee for this offering, $18,309.74 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 419 dated July 10, 2009
To Product Supplement No. 1 dated April 12, 2007 and
Prospectus Supplement and Prospectus dated February 5, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

EKSPORTFINANS ASA

$4,649,000.00 21.00% Reverse Convertible Notes linked to SPDR®S&P® Metals and Mining ETF due January 15, 2010

MORGAN STANLEY STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

     Reverse convertible notes (which we refer to as RevConsSM) offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for a number of shares (or at our option, the cash equivalent thereof) of the Reference Share at maturity if the closing price of the Reference Share trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately after the Trade Date to and including the Determination Date, and the closing price of the Reference Share on the Determination Date is below the initial price. The value of these shares (or the cash value thereof) will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if the Reference Share never trades at or below the Knock-in Level, the RevCons will return the stated face amount ($1,000.00 per RevCon) at maturity. The coupon is paid regardless of the performance of the Reference Share. RevCons are not principal protected. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

     “RevConsSM” is a service mark of Morgan Stanley.

Offering Information

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Agent:	Morgan Stanley & Co. Incorporated (MS&Co.) 1585 Broadway New York, NY 10036

Agent acting in the capacity as:	Principal

Offering:	This pricing supplement relates to an offering of RevCons which is linked to one, and only one, Reference Share.

Aggregate face amount:	$4,649,000.00

Face amount per RevCon:	$1,000.00

Trade Date:	July 10, 2009

Original Issue Date:	July 15, 2009

Determination Date†:	January 12, 2010

Maturity Date†:	January 15, 2010

Reference Share:	Shares of the SPDR® S&P® Metals and Mining ETF (XME)

CUSIP:	282649BJ0

ISIN:	US282649BJ09

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Investing in the RevCons involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

     YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. 1 AND PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

(continued on following page)

MORGAN STANLEY

Pricing Supplement dated July 10, 2009

     YOU SHOULD ALSO READ THE PROSPECTUS FOR THE REFERENCE SHARES, WHICH WE ARE CONVEYING TO YOU VIA THE HYPERLINK BELOW. THE CONTENTS OF THE PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN ARE

NOT INCORPORATED BY REFERENCE INTO THIS PRICING SUPPLEMENT OR IN ANY WAY MADE A PART THEREOF.

Prospectus for the SPDR® S&P® Metals and Mining ETF dated October 31, 2008

     You may revoke your offer to purchase the RevCons at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase any of the RevCons prior to their issuance. In the event of any changes to the terms of any of the RevCons, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the RevCons or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

     The RevCons are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public	Fees and Commissions		Proceeds to Us
Per RevCon:	$ 1,000.00	$ 15.00	*	$ 985.00
Total:	$4,649,000.00	$69,735.00	*	$4,579,265.00

*	See “Supplemental plan of distribution” below. The actual price to the public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page P-7 for further details.

Investment Overview

     RevCons pay a periodic, above-market, fixed rate coupon (per annum). At maturity, the RevCons will pay either (i) an amount of cash equal to the stated face amount of the RevCons ($1,000.00), or (ii) if the closing price of the Reference Share on the Determination Date is less than the Initial Reference Level and the closing price of the Reference Share has decreased to or below the Knock-In Level on any Trading Day over the term of the RevCons, a number of Reference Shares (or at our option, the cash equivalent thereof) worth less than the stated face amount of the RevCons. The value of any Reference Shares delivered at maturity, and accordingly its cash value, will be less than the stated face amount of the RevCons, and may be zero. RevCons are not principal protected and offer no potential for appreciation. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

Reference Share Overview

SPDR® S&P® Metals and Mining ETF

     The SPDR® S&P® Metals and Mining ETF (the Reference Share or the Exchange-Traded Fund) seeks to replicate as closely as possible, before expenses, the total return performance of the S&P Metals and Mining Select Industry IndexTM (the Index), published by Standard & Poors (the Index Publisher). The Index represents the metals and mining sub-industry portion of the S&P Total Market Index (S&P TMI). The S&P TMI includes all U.S. common equities listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market.

     Information as of market close on July 10, 2009.

Ticker:	XME	52 Weeks ago:	$83.99
Current Price per Share:	$33.39	52 Week High (on 7/14/08 ):	$86.37
Current Dividend Yield:	1.28%	52 Week Low (on 11/20/08 ):	$17.37

Key Investment Rationale

     The RevCons offer an income oriented strategy linked to the Reference Share.

  A coupon per annum which is higher than the current dividend yield on the Reference Share.

  No potential to participate in any appreciation in the Reference Share.

  RevCons are not principal protected.

Key Benefits

     The RevCons pay an above market coupon in exchange for downside exposure to the Reference Share, with only contingent protection against declines in the Reference Share. If the closing price of the Reference Share declines to, or below, the Knock-In Level on any Trading Day from, and including, the Trading Day immediately following the Trade Date to, and including, the Determination Date, you will then be subject to full downside exposure to the Reference Share.

Enhanced Yield	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the Reference Share. The coupon will be paid regardless of the performance of the Reference Share.

Best Case Scenario
  If the closing price of the Reference Share never declines to or below the Knock-In Level on any Trading Day, the RevCons will redeem, at maturity, for the stated face amount, resulting in a total return equal to the coupon. You will not participate in any appreciation in the Reference Share, even if the Reference Share is above the Initial Reference Level on the Determination Date.

Worst Case Scenario
  If the closing price of the Reference Share declines to or below the Knock-In Level on any Trading Day during the term of the RevCons and, on the Determination Date, is at a level below its Initial Reference Level, the RevCons will redeem for an amount of Reference Shares worth less than the stated face amount and which may be zero. In this scenario, the RevCons will have outperformed the Reference Share by the coupon.

Summary of Selected Key Risks (see page “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement).

  No guaranteed return of principal.

  The RevCons are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

  The RevCons will not provide investors with any appreciation in the Reference Share.

  Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

  If the RevCons are accelerated upon a default, you may receive an amount worth substantially less than the stated face amount of the RevCons.

  The issuer of the Reference Share is not involved in the offering for the RevCons in any way. Neither the issuer nor the agent has made any due diligence inquiry in connection with the offerings.

  The antidilution adjustments the calculation agent is required to make may not match actual developments with regard to the Reference Share.

  The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

Additional Risk Factors

Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund.

     Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund or the stocks composing the Index. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Exchange-Traded Fund or the stocks composing the Index.

The Reference Share and the Index are different.

     The performance of the Reference Share may not exactly replicate the performance of the Index because the price of the Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Share may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Exchange-Traded Fund or due to other circumstances. In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the Index, SSgA Funds Management, Inc. (SSFM), the investment adviser, may invest a portion of the Exchange-Traded Fund’s assets in securities other than those included in the Index. The Exchange-Traded Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

The market price of the RevCons may be influenced by many unpredictable factors.

     Several factors will influence the value of the RevCons in the secondary market and the price at which the agent may be willing to purchase or sell the RevCons in the secondary market, including: the trading price and volatility of the shares of the Exchange-Traded Fund, dividend rate on the shares composing the Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events.

Adjustments to the Reference Share or to the Index could adversely affect the value of the RevCons.

     SSFM is the investment adviser to the Exchange-Traded Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. State Street Global Markets, LLC is the distributor of the Exchange-Traded Fund. The Index Publisher has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by the Index Publisher. Pursuant to its investment strategy or otherwise, SSFM may add, delete or substitute the stocks composing the Exchange-Traded Fund. Any of these actions could adversely affect the price of the Reference Share and, consequently, the value of the RevCons.

Owning the RevCons is not the same as either owning the common stocks that are held by the Exchange-Traded Fund or that underlie the Index, or shares of the Exchange-Traded Fund itself.

     Your return will not reflect the return you would realize if you actually owned and held the stocks held by the Exchange-Traded Fund or shares of the Exchange-Traded Fund itself for a similar period because the payment at maturity per RevCon will be determined without taking into consideration the value of any dividends that may be paid on the stocks held by the Exchange-Traded Fund or on shares of the Exchange-Traded Fund itself. The RevCons represent senior unsecured obligations of Eksportfinans and do not represent or convey any rights of ownership in the Exchange-Traded Fund or in stocks held by the Exchange-Traded Fund. In addition, you will not receive any dividend payments or other distributions on the stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself, and as a holder of the RevCons, you will not have voting rights or any other rights that holders of stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself may have. Even if the price of the Exchange-Traded Fund increases or decreases during the term of the RevCons, the market value of the RevCons may not increase by the same amount. It is also possible for the price of the Exchange-Traded Fund to increase or decrease while the market value of the RevCons declines. In addition, investing in the RevCons is not equivalent to investing in a mutual fund or other pooled investment that invests in the stocks held by the Exchange-Traded Fund. The return on your investment in the RevCons may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

Risks associated with the metals and mining industry will affect the value of the RevCons.

     The metals and mining industry can be significantly affected by events relating to international political and economic developments, energy conservation, the success of exploration projects, commodity prices, and tax and other government regulations. The Exchange-Traded Fund’s assets will generally be concentrated in an industry or group of industries to the extent that the Index concentrates in a particular industry or group of industries. By concentrating its assets in a single industry or group of industries, the Exchange-Traded Fund is subject to the risk that economic, political or other conditions that have a negative effect on that industry or group of industries will negatively impact the Exchange-Traded Fund to a greater extent than if the Exchange-Traded Fund’s assets were invested in a wider variety of industries. The prices of the equity securities held by the Exchange-Traded Fund and, in turn, the price of the Reference Share, will be affected by these factors.

The common stocks held by the Exchange-Traded Fund or included in the Index are not necessarily representative of that industry.

     The performance of the Reference Share or the Index may not correlate with the performance of the entire industry. The price of the Reference Share or the level of the Index may decline in value even if the industry as a whole rises in value, or rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Exchange-Traded Fund or included in the Index may engage in new lines of business or cease to be involved in the particular industry.

Key Terms of the RevCons

Reference Share:	The Reference Share for the RevCon offering will be the shares of the SPDR® S&P® Metals and Mining ETF as set forth below:

CUSIP No.	Relevant Exchange	Ticker Symbol
78464A755	NYSE Arca	XME

Interest Rate:	21.00% per annum, payable monthly in arrears on each Interest Payment Date beginning August 15, 2009.

Interest Payment Date:

The interest payment dates for the RevCon offering are August 15, 2009, September 15, 2009, October 15, 2009, November 15, 2009, December 15, 2009 and the Maturity Date; provided that if an Interest Payment date is not a Business Day, interest will be paid on the next Business Day, and interest will not accrue from and after the scheduled Interest Payment Date.

Redemption Amount:

The Redemption Amount payable for the RevCon offering on the Maturity Date in respect of each $1,000.00 face amount will be:

  if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount (or, at our option, the cash value thereof), if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Initial Reference Level:	$33.39, the closing price of the Reference Share quoted by the Relevant Exchange on the Trade Date.

Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date.

Knock-In Level:	75.00% of the Initial Reference Level.

Share Redemption Amount:	29.94909 (the face amount of the RevCons divided by the Initial Reference Level, subject to adjustment, as described below).

Antidilution Adjustments:

If the Reference Share is subject to a stock split or reverse stock split, then once such split has become effective, the Share Redemption Amount will be adjusted to equal the product of the prior Share Redemption Amount and the number of shares issued in such stock split or reverse stock split with respect to one Reference Share. No adjustment to the Share Redemption Amount pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the Share Redemption Amount. The Share Redemption Amount so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Discontinuance of the Reference Share and/or Index; Alteration of Method of Calculation:

If the Reference Share is liquidated or otherwise terminated (a liquidation event), the closing price, as applicable, following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the Index (or any successor index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the share underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the Reference Share and the denominator of which is the closing value of the Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the Reference Share was available.

If, following a liquidation event, the Index Publisher discontinues publication of the Index and the Index Publisher or another entity (including MS&Co.) publishes a successor or substitute index that MS&Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a successor index), then any subsequent closing price on any Trading Day, following a liquidation event will be determined by reference to (a) the published value of such successor index at such time on such Trading Day, in the case of the intraday price, or (b) the published value of such successor index at the regular weekday close of trading on such Trading Day, in the case of the closing price. Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to The Depository Trust Company, as holder of the RevCons linked to the Reference Share, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such RevCons, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

If the Index Publisher discontinues publication of the Index prior to, and such discontinuance is continuing on, any Trading Day, the determination date or on the date of acceleration following a liquidation event and MS&Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price for any such date in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at such time during the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the RevCons linked to the Reference Share.

CUSIP No.:	282649BJ0

ISIN:	US282649BJ09

Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.

Calculation agent:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 Attn: Structured Investments Telephone No.: +1 212 761 4000

Additional terms specific to the RevCons

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these RevCons are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This pricing supplement, together with the documents listed below, contains the terms of the RevCons and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Agent’s Commissions Information

     The RevCons will be issued at $1,000.00 per RevCon and the Agent’s Commissions will be $15.00 per RevCon; provided that the price to the public and the Agent’s Commissions for the purchase by any single investor of greater than or equal to $1,000,000.00 and less than $3,000,000.00 face amount of RevCons will be $997.50 per RevCon and $12.50 per RevCon, respectively; for the purchase by any single investor of greater than or equal to $3,000,000.00 and less than $5,000,000.00 face amount of RevCons will be $996.25 per RevCon and $11.25 per RevCon, respectively; and for the purchase by any single investor of $5,000,000.00 or more face amount of RevCons will be $995.00 per RevCon and $10.00 per RevCon, respectively.

Issue Price	Selling Concession	Face Amount of RevCons for a Single Investor
$1,000.00	$15.00	< $1,000,000.00
$997.50	$12.50	≥ $1,000,000.00 and < $3,000,000.00
$996.25	$11.25	≥ $3,000,000.00 and < $5,000,000.00
$995.00	$10.00	≥ $5,000,000.00

Selling Concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

Hypothetical examples of amounts payable at maturity

     The following tables set out the hypothetical total return to the Maturity Date of a hypothetical RevCon, based on the terms and assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Share on the Determination Date or at any time during the life of the RevCons. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

     The information in the tables reflects hypothetical rates of return on the RevCons assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your RevCons prior to the Maturity Date, your return will depend upon the market value of your RevCons at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

     The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the RevCons, tax liabilities could affect the after-tax rate of return on your RevCons to a comparatively greater extent than the after-tax return on the Reference Share.

     The market price of the Reference Share has been volatile in the past, and its performance cannot be predicted for any future period. The actual performance of the Reference Share over the life of the RevCons, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Share set forth elsewhere in this pricing supplement. For information about the price of the Reference Share during recent periods, see “The Reference Share” below.

     If the closing price of the Reference Share quoted by the Relevant Exchange never trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be an amount of cash equal to the $1,000.00 face amount.

     By contrast, if the closing price of the Reference Share quoted by the Relevant Exchange trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date, and the Final Reference Level on the Determination Date is less than the Initial Reference Level, the Redemption Amount payment on the Maturity Date will be made in shares of the Reference Share equal to the Share Redemption Amount (or, at our option, the cash value thereof) (with fractional shares paid in cash).

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, assuming a six month term, a hypothetical interest rate of 21.00%, a hypothetical Initial Reference Level of $100.00 and a hypothetical Knock-In Level of $75.00. In these examples, the Knock-In Level Trigger never occurs during the life of the RevCons. In each example below, the Redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
$80.00	$1,000.00	$105.00	$1,105.00	10.50%
$85.00	$1,000.00	$105.00	$1,105.00	10.50%
$90.00	$1,000.00	$105.00	$1,105.00	10.50%
$95.00	$1,000.00	$105.00	$1,105.00	10.50%
$100.00	$1,000.00	$105.00	$1,105.00	10.50%
Greater than $100.00	$1,000.00	$105.00	$1,105.00	10.50%

Table of Contents

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, using the same terms as in the prior example above, however, in these examples, the Knock-In Level Trigger occurred at some point during the life of the RevCons.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity		6 Monthly Interest Payments	6 Month Total Return
				$	%
Greater than: $100.00	$1,000.00		$105.00	$1,105.00	10.50%
$80.00	$ 800.00	*	$105.00	$ 905.00	-9.50%
$75.00	$ 750.00	*	$105.00	$ 855.00	-14.50%
$40.00	$ 400.00	*	$105.00	$ 505.00	-49.50%
$20.00	$ 200.00	*	$105.00	$ 305.00	-69.50%
$10.00	$ 100.00	*	$105.00	$ 205.00	-79.50%
$5.00	$ 50.00	*	$105.00	$ 155.00	-84.50%
$0.00	$ 0.00	*	$105.00	$ 105.00	-89.50%

*	Payable in Reference Shares at the option of the Issuer.

The Reference Share

SPDR® S&P® Metals and Mining ETF

     We have derived all information contained in this pricing supplement regarding the SPDR® S&P® Metals and Mining ETF, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, SPDR® Series Trust and SSFM. We make no representation or warranty as to the accuracy or completeness of such information.

     The SPDR® S&P® Metals and Mining ETF is an investment portfolio maintained and managed by SSFM. SSFM is the investment adviser to the SPDR® S&P® Metals and Mining ETF. The SPDR® S&P® Metals and Mining ETF is an exchange-traded fund (ETF) that currently trades on the NYSE Arca under the ticker symbol “XME”. The inception date of the SPDR® S&P® Metals and Mining ETF is June 19, 2006.

     SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Metals and Mining ETF. Information provided to or filed with the SEC by SPDR® Series Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 333-57793 and 811-08839, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding SPDR® Series Trust, SSFM or the SPDR® S&P® Metals and Mining ETF, please see the SPDR® Series Trust’s Prospectus, dated October 31, 2007 (as supplemented on December 27, 2007). In addition, information about SPDR® Series Trust, SSFM and the SPDR® S&P® Metals and Mining ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the SPDR® Series Trust website at http://www.SPDRETFs.com. We make no representation or warranty as to the accuracy or completeness of such information. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

     The SPDR® Series Trust consists of separate investment portfolios (each, a SPDR® Series Fund). Each SPDR® Series Fund is an index fund that invests in a particular industry or group of industries represented by a specified Select Industry Index (each, a Select Industry Index). The companies included in each Select Industry Index are selected on the basis of Global Industry Classification Standards (GICS) from a universe of companies defined by its underlying index. The investment objective of each SPDR® Series Fund is to provide investment results that, before expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in a particular industry or group of industries, as represented by a specified market industry index. The Select Industry Indices upon which the SPDR® Series Funds are based are comprised of the companies in the S&P TMI, a U.S. total market composite index.

     The SPDR® S&P® Metals and Mining ETF is derived from the metals and mining segment of the S&P TMI. This pricing supplement relates only to the RevCons offered hereby and does not relate to the Reference Share or the Index. We have derived all disclosures contained in this pricing supplement regarding the SPDR® Series Trust or the SPDR® S&P® Metals and Mining ETF from the publicly available documents described in the preceding paragraphs. In connection with the offering of the RevCons, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the SPDR® Series Trust or the SPDR® S&P® Metals and Mining ETF. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the SPDR® Series Trust or the SPDR® S&P® Metals and Mining ETF is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Share (and therefore the price of the Reference Share at the time we priced the RevCons) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the SPDR® Series Trust or the SPDR® S&P® Metals and Mining ETF could affect the value received at maturity with respect to the RevCons and therefore the trading prices of the RevCons.

     Neither we nor MS&Co. or any of its affiliates make any representation to you as to the performance of the Reference Share.

Investment Objective and Strategy

     The SPDR® S&P® Metals and Mining ETF seeks to replicate as closely as possible, before fees and expenses, the performance of an index derived from the metals and mining segment of a U.S. total market composite index. The SPDR® S&P® Metals and Mining ETF uses a passive management strategy designed to track the total return performance of the S&P Metals & Mining Select Industry IndexTM. The Index includes companies in the following sub-industries: coal and consumable fuels, aluminum, diversified metals and mining, gold, precious metals and minerals and steel.

Holdings Information

     As of July 10, 2009, the SPDR® S&P® Metals and Mining ETF included 24 companies. The SPDR® S&P® Metals and Mining ETF’s three largest holdings are Royal Gold, Inc., Newmont Mining Corp. and Compass Minerals International, Inc. The following table summarizes the SPDR® S&P® Metals and Mining ETF’s holdings in individual companies as of such date.

All Holdings in Individual Securities as of July 10, 2009

Issuer Name	Fund Weight (%)	Ticker	Sector	Shares Held
AK Steel Holding Corporation	4.16	AKS	Materials	1,145,544
Steel Dynamics, Inc.	4.41	STLD	Materials	1,412,769
Schnitzer Steel Industries, Inc.	4.14	SCHN	Materials	370,045
United States Steel Corporation	4.08	X	Materials	580,657
Allegheny Technologies, Inc.	3.83	ATI	Materials	545,106
Coeur D’Alene Mines Corporation	4.38	CDE	Materials	1,822,004
Cliffs Natural Resources Inc.	3.80	CLF	Materials	798,039
Massey Energy Company	3.62	MEE	Energy	924,690
Foundation Coal Holdings, Inc.	4.27	FCL	Energy	723,387
Reliance Steel & Aluminum Co.	4.24	RS	Materials	537,407
Worthington Industries, Inc.	3.97	WOR	Materials	1,537,353
Alcoa Inc.	4.07	AA	Materials	1,904,099
Commercial Metals Company	4.29	CMC	Materials	1,306,126
Carpenter Technology Corporation	3.73	CRS	Materials	967,815
Alpha Natural Resources, Inc.	4.22	ANR	Energy	765,122
Freeport-McMoRan Copper & Gold, Inc.	4.16	FCX	Materials	390,136
Consol Energy Inc.	3.72	CNX	Energy	546,043
Nucor Corporation	4.53	NUE	Materials	480,658
Peabody Energy Corporation	4.23	BTU	Energy	640,241
Arch Coal, Inc.	3.98	ACI	Energy	1,220,917
Hecla Mining Company	4.09	HL	Energy	7,364,703
Compass Minerals International, Inc.	4.57	CMP	Materials	391,767
Royal Gold, Inc.	4.77	RGLD	Materials	535,390
Newmont Mining Corporation	4.63	NEM	Materials	534,459

     The information above was compiled from the SPDR® Series Trust website. We make no representation or warranty as to the accuracy of the information above. Information contained in the SPDR® Series Trust website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

The S&P Metals and Mining Select Industry Index

     We have derived all information regarding the S&P Metals and Mining Select Industry Index (the Index) contained in this pricing supplement, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information and is provided for informational purposes only. That information reflects the policies of, and is subject to change by, Standard & Poor’s (S&P). S&P has no obligation to continue to publish, and may discontinue publication of, the Index. We make no representation or warranty as to the accuracy or completeness of any information relating to the Index.

     The Index is an equal-weighted market cap index that is designed to measure the performance of the metals and mining sub-industry portion of the S&P TMI, a benchmark that defines the U.S. equity market.

     The S&P TMI offers broad market exposure to companies of all market capitalization, including all common equities listed on the NYSE (including NYSE Arca), the NYSE Alternext, the NASDAQ Global Select Market, the NASDAQ Select Market and the NASDAQ Capital Market. Only U.S. companies are eligible for inclusion in the S&P TMI.

     Each of the constituent stocks in the Index (the Component Stocks) is a constituent company within the metals and mining sub-industry of the S&P TMI.

     Additional information concerning the Index may be obtained at S&P’s website (http://www.indices.standardandpoors.com). Information contained in S&P’s website is not incorporated by reference in, and should not be considered part of, this pricing supplement.

Index Eligibility

     To be eligible for an S&P Select Industry Index, companies must be in the S&P TMI and rank in the top 90% of their relevant GICS sub-industry by float-adjusted market capitalization. Those stocks at the top, whose cumulative market capitalization is less than or equal to 90% of the total float-adjusted market capitalization of the sub-industry, are deemed to qualify.

     Companies having a float-adjusted market capitalization above US$ 500 million are added sequentially in order of float-adjusted market capitalization until the cumulative float-adjusted market capitalization equals 90% of each relevant GICS sub-industry. The 90% rule may be relaxed if individual stock’s float-adjusted market capitalization falls substantially below US$ 500 million. The total of number of companies in the index should be at least 25. If there are still fewer than 25 stocks in any particular index, stocks from a supplementary list of highly correlated sub-industries, that meet the market capitalization and liquidity thresholds, are included in order of their float-adjusted market capitalization to reach 25 constituents. Minimum market capitalization requirements may be relaxed to ensure there are at least 22 companies in each index as of each rebalancing effective date.

     Market Capitalization. Float adjusted market capitalization should be at least US$ 500 million. Stocks with a float-adjusted market capitalization above US$ 500 million and that meet the liquidity threshold are included in order of their float-adjusted market capitalization until the stock count reaches at least 25. The float-adjusted market capitalization of these stocks must combine to be at least 90% of the total sub-industry market capitalization. The 90% rule may be relaxed if individual stock’s float-adjusted market capitalization falls substantially below US$ 500 million and the total of number of companies in the index is at least 25. If the index still does not have enough stocks that meet the criteria for inclusion, the minimum market capitalization requirements may be relaxed until the other requirements have been satisfied.

     Liquidity. Constituents must have a liquidity ratio — defined by dollar value traded over the previous 12 months divided by average market capitalization over the previous 12 months — greater than 60%. The length of time to evaluate liquidity is reduced to available trading period for IPOs or spin-offs that do not have 12 months of trading history.

Domicile. U.S. companies only.

As of June 22, 2009, the Index included 24 Component Stocks:

Ticker Symbol	Component Stock
AA	Alcoa Inc.
ACI	Arch Coal, Inc.
AKS	AK Steel Holding Corporation
ANR	Alpha Natural Resources, Inc.
ATI	Allegheny Technologies Inc
BTU	Peabody Energy Corporation
CDE	Coeur d’Alene Mines Corporation
CLF	Cliffs Natural Resources Inc.
CMC	Commercial Metals Company
CMP	Compass Minerals International, Inc.
CNX	Consol Energy Inc
CRS	Carpenter Technology Corporation
FCL	Foundation Coal Holdings
FCX	Freeport McMoRan Copper & Gold, Inc.
HL	Hecla Mining Company
MEE	Massey Energy Company
NEM	Newmont Mining Corporation
NUE	Nucor Corporation
RGLD	Royal Gold, Inc.
RS	Reliance Steel & Aluminum Co.
SCHN	Schnitzer Steel Industries, Inc.
STLD	Steel Dynamics, Inc.
WOR	Worthington Industries, Inc.
X	United States Steel Corporation

Index Construction and Calculations

     The Index is equal-weighted and calculated by the divisor methodology.

     The initial divisor is set to have a base index value of 1000 on December 15, 2000. The index value is simply the index market value divided by the index divisor:

     Index Value = (Index Market Value) / Divisor

Index Market Value =	(Component Stocks) i x (Price) i

where N is the number of stocks in the index.

At the beginning of each quarterly rebalancing, The Component Stocks are set so that each constituent has equal weight.

(Component Stocks) i, after rebalance = K / (Price) i, rebalance date where K is an arbitrary or nominal value used to ensure each Component Stock’s “shares” number is derived to establish equal weighting in the Index.

In order to maintain index series continuity, it is also necessary to adjust the divisor at each rebalancing.

(Index Value) before rebalance = (Index Value) after rebalance

Therefore,

(Divisor) after rebalance = (Index Market Value) after rebalance / (Index Value) before rebalance

Index Maintenance

     The membership to the Index is reviewed quarterly. Rebalancing occurs after the closing on the third Friday of the quarter ending month. The reference date for additions and deletions is after the closing of the last trading date of the previous month. Companies are added between rebalancings only if a deletion in the index causes the stock count to fall below 22. In those cases, each stock deletion is accompanied with a stock addition. The new company will be added to the index at the weight of the deleted constituent. In the case of mergers involving at least one index constituent, the merged company will remain in the index if it meets all eligibility requirements. Between rebalancings, a company is deleted from the index if the S&P Total Market Index drops the constituent.

     The table below summarizes the types of index maintenance adjustments and indicates whether or not an index adjustment is required.

S&P TMI Action	Adjustment made to Index	Divisor adjustment?

Constituent change	If the constituent is a member of the Index, it is dropped.	Yes

Share changes between quarterly share adjustments	None.	No

Quarterly Component Stock changes	There is no direct adjustment, however, on the same date the Index rebalancing will take place.	Only because of the Index rebalancing.

GICS change	None. If, after the GICS change, a company no longer qualifies to belong to the Index, it is removed at the next rebalancing.	No

Spin-off treated as a deletion/addition action in the S&P TMI	No weight change. The price is adjusted to the when-issued price of the parent company, as announced in the S&P TMI action. The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Corporate Actions

Corporate Action	Adjustment made to Index	Divisor adjustment?

Other Spin-offs	No weight change. The price is adjusted to the Price of the Parent Company minus (the Price of the Spin-off company/Share Exchange Ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Rights Offering	The price is adjusted to the Price of the Parent Company minus (the Price of the Rights Subscription/Rights Ratio). The Component Stocks change so that the company’s weight remains the same as its weight before the spin-off.	No

Stock Split	The Component Stocks are multiplied by and price is divided by the split factor.	No

Share Issuance or Share Repurchase	None.	No

Special Dividends	Price of the stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before the dividend ex-date.	Yes

Total Return and Net Return Indices

     The Index will have a total return counterpart, which assumes dividends are reinvested in the Index after the close on the ex-date. On any given date t:

            Total Return Multiplier t = [(Total Return Index Value t) + (Index Dividend Points t)] / (Index Value t-1)

            Total Return Index Value t = (Total Return Index Value t-1) x (Total Return Multiplier t)

Index Dividend Points t =	(Component Stocks) i, t x (Ex – dividends) i, t / Divisor t

Historical Performance

     The table sets forth below the high, low and final closing price per share of the Reference Share, for each quarter in the period since April 1, 2006 through July 10, 2009. We obtained the information in the table below from Bloomberg Financial Services, without independent verification.

Period	High	Low	Period End

2006

Second Quarter	$49.4800	$45.0700	$49.4800

Third Quarter	$50.8300	$39.7200	$41.3800

Fourth Quarter	$53.2300	$39.6700	$49.0800

2007

First Quarter	$57.4822	$46.9500	$57.2300

Second Quarter	$67.1800	$58.1900	$62.5300

Third Quarter	$67.7500	$52.9700	$64.0000

Fourth Quarter	$71.4300	$61.2100	$69.1200

2008

First Quarter	$77.5900	$57.8500	$69.7900

Second Quarter	$94.5800	$71.4300	$94.5800

Third Quarter	$92.9000	$44.5000	$46.9700

Fourth Quarter	$45.3000	$17.3700	$27.7500

2009

First Quarter	$32.4900	$20.8100	$25.1000

Second Quarter	$43.0000	$26.3600	$37.8000

Third Quarter (through July 10, 2009)	$37.0100	$32.8800	$33.3900

Daily Closing Share Price of SPDR® S&P® Metals and Mining ETF from April 1, 2006 – July 10, 2009

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the RevCons that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 1) are set forth in the table below.

Deposit	Put Premium
0.695%	20.305%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain. Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

     The RevCons will be purchased by Morgan Stanley & Co. Incorporated (the agent) as principal, pursuant to terms agreements between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with each issuance of the RevCons.

     See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.